Exhibit 99.1

Encision Completes Private Placement of Common Stock
Boulder, Colorado, December 20, 2018 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced that it had completed a private placement of 875,000 shares of its common stock to CMED Partners LLLP ("CMED"). The private placement, which represents 7.6% of the total number of shares outstanding, will raise, before costs, a total of $350,000, or $0.40 a share.
The securities sold in the private placement will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. The securities were offered only to CMED, an accredited investor.
"We appreciate the continued confidence that CMED has placed in us," said Greg Trudel, President and CEO of Encision Inc. "Net proceeds from the sale of the shares will be used for general business purposes and, in particular, for greater sales, marketing, and research and development presence."
Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.
In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com